Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements (Form S-3/A No. 333-231412, Form S-3 No. 333-193899, Form S-8 Nos. 333-251233, 333‑152136, 333‑140182, 333‑183746 and 333‑216098) of Evolution Petroleum Corporation of our report dated July 21, 2021, relating to the Statement of Revenues and Direct Operating Expenses of certain oil and gas properties of TG Barnett Resources, LP acquired by Evolution Petroleum Corporation for the year ended December 31, 2020, which report appears in this Current Report on Form 8-K/A of Evolution Petroleum Corporation filed on July 21, 2021.

/s/ Moss Adams LLP

Houston, Texas
July 21, 2021